EXHIBIT 99.2

iTrackr Systems, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2011

	iTrackr	RespondQ	Acquisition
	Actual	Actual	Adjustments		Pro Forma
Assets
Current Assets
Cash	$285	$13,029			$13,314
Accounts receivable	22,505	143,561	(20,617)	1)	145,449
Other current assets	-	30,023	(27,901)	2)	2,122
Total Current Assets	22,790	186,613	(48,518)		160,885

Fixed assets	206,211	15,136	-		221,347
Accumulated depreciation	(151,035)	(702)	-		(151,737)
Net fixed assets	55,176	14,434	-		69,610
Customer lists net	-	-	2,509,846		2,509,846
Other assets	-	3,500	-		3,500
Total Assets	$77,966	$204,547	$2,461,328		$2,743,841

Liabilities and Stockholder's Equity
Current Liabilities
Accounts payable and accrued expenses	$150,644	$213,776	$(27,901)	2)	$336,519
Accrue payroll	702,000	-	-		702,000
Accrued Interest payable	21,394	-	-		21,394
Promissory notes	56,000	-	100,000	3)	156,000
Related party Notes Payable	192,812	-	-		192,812
Total Current Liabilities	1,122,850	213,776	72,099		1,408,725

Notes payable, non-current	-	-	-		-
Total Liabilities	1,122,850	213,776	72,099		1,408,725

Stockholder's Equity
Member interest	-	50,000	(50,000)		-
Common stock	3,142,538	-	2,380,000	4)	5,522,538
Common stock payable	37,500	-	-		37,500
Deficit accumulated during the development stage	(4,224,922)	(59,229)	59,229		(4,224,922)
Total Stockholder's Equity	(1,044,884)	(9,229)	2,389,229		1,335,116
Total Liabilities and Stockholder's Equity	$77,966	$204,547	$2,461,328		$2,743,841

iTrackr Systems, Inc.
Pro Forma Consolidated Statements of Operations
For the Three Months Ended March 31, 2011 (Unaudited) and the Years Ended December 31, 2010 and 2009 (Audited)

	Three Months Ended March 31, 2011			Year Ended December 31, 2010			Year Ended December 31, 2009
	iTrackr	RespondQ		iTrackr	RespondQ		iTrackr	RespondQ
	Actual	Actual	Pro Forma	Actual	Actual	Pro Forma	Actual	Actual	Pro Forma

Revenue	$46,250	$312,785	$359,035	$85,576	$121,484	$207,060	$7,493	$-	$7,493
Cost of Sales	-	232,775	232,775	-	105,322	105,322	-	-	-
Gross profit	46,250	80,010	126,260	85,576	16,162	101,738	7,493	-	7,493

Operating expenses
General and administrative	112,289	90,659	202,948	436,506	36,762	473,268	305,093	10,343	315,436
Research and development	49,651	-	49,651	145,626	-	145,626	235,907	-	235,907
Sales and marketing	-	-	-	-	9,435	9,435	4,796	7,500	12,296
Depreciation	8,695	702	9,397	35,482	-	35,482	33,508	-	33,508
Stock compensation	-	-	-	483,459	-	483,459	99,169	-	99,169
Total operating expenses	170,635	91,361	261,996	1,101,073	46,197	1,147,270	678,473	17,843	696,316

Loss from operations	(124,385)	(11,351)	(135,736)	(1,015,497)	(30,035)	(940,210)	(670,980)	(17,843)	(688,823)

Other Income and (Expense)
Interest expense	(5,445)	-	(5,445)	(16,313)	-	(16,313)	(90,462)	-	(90,462)
Other expense	-	-	-		-	-	(163,000)	-	(163,000)
Other income	-	-	-	29,172	-	29,172	-	-	-
Total other income and expense	(5,445)	-	(5,445)	12,859	-	12,859	(253,462)	-	(253,462)
Earnings before taxes	(129,830)	(11,351)	(141,181)	(1,002,638)	(30,035)	(927,351)	(924,442)	(17,843)	(942,285)
Provision for income taxes	-	-	-	-	-	-	-	-	-
NET LOSS	$(129,830)	$(11,351)	$(141,181)	$(1,002,638)	$(30,035)	$(927,351)	$(924,442)	$(17,843)	$(942,285)

Weighted average shares outstanding-basic	19,428,983			20,036,477			14,632,513
Shares issued for acquisition			5,000,000			5,000,000			5,000,000
Total weighted average shares outstanding			24,428,983			25,036,477			19,632,513

Net loss per common share-basic	$(0.01)		$(0.01)	$(0.05)		$(0.04)	$(0.06)		$(0.05)

iTrackr Systems, Inc.
Notes to Pro Forma Consolidated Financial Statements
For the Three Months Ended March 31, 2011 and Years Ended December 31, 2010 and 2009

On July 12, 2011, iTrackr Systems, Inc. (the “Company”) acquired 100% of the issued and outstanding membership interests (the “Units”) of RespondQ, LLC, a Florida limited liability company from Idamia, LLC, a Florida limited liability corporation (“Idamia”) and Iselsa II, LLC (“Iselsa”), a Delaware limited liability corporation.  Iselsa owns 70% of the Units and Idamia owns 30% of the Units being sold. The owner of Idamia, LLC is Radosveta Rizzo. Ms. Rizzo is the wife of the Company’s Chief Executive Officer.  The purchase price for the Units was an aggregate of five million (5,000,000) shares of restricted common stock of the Company and promissory notes in the aggregate principal amount of $100,000.  The promissory notes bear interest at 10% per annum and all principal and interest is due and payable on October 12, 2011. Upon an occurrence of an Event of Default, the Promissory Notes are convertible into to shares of the Company’s common stock at $0.10 per share.

The purchase consideration for the RespondQ Units was approximately $2,480,000 million, which consisted of the notes and the fair value of 5 million shares of iTrackr Systems, Inc. common stock issued to Idamia and Iselsa, was determined using a per share price of $0.476, which reflects the closing price of the Company’s common stock (i.e., $0.56) on the date of the purchase adjusted for a 15% discount due to the restriction placed on the stock and resulting lack of liquidity.

 The accompanying unaudited financial information has been developed by application of pro forma adjustments to the historical financial statements of iTrackr Systems, Inc. appearing elsewhere in this Current Report.  The unaudited pro forma information gives effect to the Merger which has been assumed to have occurred on January 1, 2009 for purposes of the statement of operations.  The pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the notes thereto and with the historical financial statements of the Company as filed in its annual report on Form 10-K/A for the year ended December 31, 2010 and with the historical financial statements of RespondQ, LLC included in the 8-K report.  The unaudited pro forma consolidated balance sheet is not necessarily indicative of the Company's financial position that would have been achieved had the acquisition been consummated at March 31, 2011.

The pro forma adjustments to the unaudited condensed consolidated balance sheet are as follows:

Issuance of 5 million shares of iTrackr Systems, Inc. at fair value	4)	$2,380,000
Issuance of promissory notes	3)	100,000
Receivable by iTrackr from RespondQ	1)	20,617
Net assets acquired		9,229
Fair value customer list adjustment		(2,509,846)
Cost in excess of net assets acquired		$-

The allocation of the purchase price, is as follows:

Net tangible assets acquired and liabilities assumed:
Cash and cash equivalents		$13,029
Accounts receivable		143,561
Prepaid expenses and other current assets		2,122
Property and equipment		14,434
Other long-term assets - Deposits		3,500
Customer lists		2,509,846
Accounts payable		(213,776)
Net tangible assets acquired and liabilities assumed:			$2,472,716
Consideration paid
5 million shares of common stock	4)	$2,380,000
Issuance of 2 promissory notes	3)	100,000
Receivable by iTrackr from RespondQ	1)	20,617
Receivable by RespondQ from iTrackr	2)	(27,901)
Total consideration			$2,472,716

1)	Represents a receivable to iTrackr for sales to RespondQ, LLC
2)	Represents a receivable from iTrackr for bills paid on behalf of iTrackr.
3)	$100,000 of promissory notes was issued to the members of RespondQ, LLC pursuant to the purchase agreement.
4)
Represents the issuance of 5 million shares of restricted common stock at $0.476 per share, which reflects the closing price of the Company’s common stock (i.e., $0.56) on the date of the purchase adjusted for a 15% discount due to the restriction placed on the stock and resulting lack of liquidity.